Exhibit 99.2

News Release
Contact: Linda McNeill Investor Relations (713) 267-7622

Bristow Group Announces Redemption of its 7 1/2% Senior Notes due 2017

HOUSTON, October 31, 2012 – Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services to the worldwide offshore energy industry, announced today that it had called its outstanding 7 1/2% Senior Notes due 2017 for redemption on October 31, 2012. The face value of the notes is $11.9 million, and the cost to redeem the notes is expected to be approximately $12.3 million. The redemption price will be 103.750% of the principal amount thereof plus any accrued and unpaid interest to the redemption date. Bristow plans to use proceeds from its offering of $450 million aggregate principal amount of 6 1/4% Senior Notes due 2022 to fund the redemption.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Canada, Russia and Trinidad. For more information, visit Bristow’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements reflect our views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include statements discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year-ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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